Subsidiaries of the Registrant (As of March, 30, 2000)

Best Masonry & Tool Supply, Inc. f/k/a J. Marvin Isaac Interests, Inc.(Texas domestic)

Lewis W. Osborne, Inc. (California domestic)

United Terrazzo Supply Co., Inc. (California domestic)

Magna Wall, Inc. (Texas domestic)

ISG Canada Limited (New Brunswick domestic - Canadian subsidiary)

ISG Manufactured Products, Inc. (Utah domestic)

        Don's Building Supply, L.L.P. (Texas domestic)*

Palestine Concrete Tile Company (Texas domestic)



* This L.L.P is owned 90% by ISG Manufactured Products, Inc. and 10% by ISG Resources, Inc.